Free Writing Prospectus

Filed pursuant to Rule 433

Registration No. 333-146681

October 26, 2007

Giant Interactive Group Inc.

Giant Interactive Group Inc., or Giant, has filed a registration statement on Form F-1 (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents Giant has filed with the SEC for more complete information about Giant and this offering. You may get these documents and other documents Giant has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Giant, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free: Merrill Lynch, Pierce, Fenner & Smith Incorporated at +1 (866) 500-5408 or UBS AG at +1 (888) 827-7275 (calling these numbers is not toll-free outside of the United States). You may also access Giant’s most recent prospectus dated the date hereof by visiting EDGAR on the SEC website at http://www.sec.gov/Archives/edgar/data/1415016/000119312507227004/df1a.htm.

This free writing prospectus reflects the following amendments that were made in Amendment No. 2 to our draft Registration Statement dated the date hereof. References to “we,” “us,” “our” and other terms that are used but not specifically defined in this free writing prospectus are used in the manner described in the above-referenced Amendment No. 2.

We revised disclosure on page 89 in the business section of the prospectus to correctly state our quarterly active paying players data and to conform this data to the presentation on pages 1, 11, 58 and 85 of the prospectus. This revised disclosure now states:

A Leader in the Online Game Market in China

We are a leading developer and operator of online games in China as measured by revenues. According to IDC, we were ranked as the fifth largest online game company in China in terms of revenues in 2006. Since its commercial launch in 2006, ZT Online has become the most popular online game in China according to IDC. ZT Online’s popularity has enabled us to attract a large player base, which we believe enriches players’ interactive game experience and stimulates the purchase of virtual products and services by our players. ZT Online achieved quarterly peak concurrent users of 755,438, quarterly average concurrent users of 395,397 and quarterly active paying players of 786,532 within the first year of its commercial launch. In the quarter ended June 30, 2007, ZT Online had achieved quarterly peak concurrent users of 1,072,595, quarterly average concurrent users of 515,178 and quarterly active paying players of 1,247,791.